Q2 2021 Letter to Shareholders August 5, 2021 | yelp-ir.com

Second Quarter 2021
Financial Highlights

- **Net revenue was $257 million, up 52%** from the second quarter of 2020, primarily reflecting recovery from the impact of the COVID-19 pandemic and progress on our strategic initiatives. Net revenue also increased compared to the first quarter of 2021 and was $7 million above the high end of our second quarter business outlook.
- **Net income was $4 million, or $0.05 per diluted share,** compared to Net loss of ($24) million, or ($0.33) per diluted share, in the second quarter of 2020.
- **Adjusted EBITDA[1] was $64 million,** an increase of $53 million, or 473%, compared to the second quarter of 2020 and $19 million above the high end of our second quarter business outlook. Adjusted EBITDA margin[1] increased 18 percentage points to 25% from the second quarter of 2020.
- **Cash provided by operating activities was $50 million during the second quarter,** and we ended the quarter with Cash and cash equivalents of $558 million.
- **We continued to repurchase shares in the second quarter of 2021.** Since resuming share repurchases in the fourth quarter of 2020, we have returned an aggregate of $174 million to shareholders as of the date of this letter.
- **Our second quarter results have heightened our growth expectations for the year.** We now anticipate Net revenue in the range of $1.01 billion to $1.03 billion and Adjusted EBITDA in the range of $200 million to $220 million.



Net revenue
+52%
$169M
$257M
2Q20
2Q21
Net income (loss)
2Q20
2Q21
$4M
-$24M
+118%
Adjusted EBITDA[1]
+473%
$64M
Margin
$11M
7%
25%
2Q20
2Q21
Paying advertising locations
+40%
528k
378k
2Q20
2Q21
Services
RR&O
Ad clicks
+87%
2Q20
2Q21
Average CPC
-20%
2Q20
2Q21

Note: Reported figures are rounded; the year-over-year percentage changes are calculated based on reported financial statements and metrics

[1] Refer to the accompanying financial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures.

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27
Yelp Q2 2021

Dear fellow shareholders,

Our second quarter results demonstrate that Yelp is a stronger and more efficient business than it has ever been, even as we continue to deliver on our mission of connecting people to great local businesses through trusted content.

The Yelp of 2021 looks very different than it did when we began executing our strategic initiatives in 2019. We've transformed our business model and reduced our reliance on Local sales, with revenue from our Self-serve channel growing from approximately 10% of Advertising revenue in the second quarter of 2019 to 17% in the second quarter of 2021. **Our Product and Engineering teams elevated the pace of product innovation** to significantly expand our product portfolio while also building a more efficient ad system, leading to an improvement in our retention rate for non-term advertisers' budgets (our "NTC retention rate") of more than 40% over the same time period.

Product innovation has also driven a high-single-digits percentage point increase in the percentage of monetized leads in our Services categories since the second quarter of 2019, which contributed to **revenue from Services businesses growing as a percentage of Advertising revenue from 52% in the second quarter of 2019 to 62%** in the second quarter of 2021. We've also reduced our high reliance on the competitive San Francisco Bay Area employment market by transitioning to a more effective and efficient distributed workforce.

These initiatives paved the way for our financial performance to surpass pre-COVID levels — second quarter Net revenue was up 4% from the second quarter of 2019 while Adjusted EBITDA margin was up three percentage points. We achieved these strong results even as businesses in many of our historically strong geographies, such as New York City, and categories, such as Beauty, Nightlife and Restaurants, have yet to fully recover from the ongoing impacts of the pandemic.

Advertising Revenue by Channel

% of Total


100%
50%
2Q19
2Q21
SMB
Local Sales
Self-serve
Multi-location

Advertising Revenue by Category

% of Total


100%
50%
52%
62%
2Q19
2Q21
Services
Restaurants, Retail & Other

Our finanical performance surpassed pre-COVID levels in the second quarter


+4%
Margin
22%
25%
2Q19
2Q21
Adjusted EBITDA
Net Revenue

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27
Yelp Q2 2021

Q2 results

The significant progress we had made on our strategic initiatives and an improving macro environment provided a strong start to the second quarter. Strength in our Services categories, Self-serve channel and NTC retention rate continued, while our Multi-location channel returned to robust year-over-year revenue growth in the quarter. At the same time, areas of our business that have been more impacted by the COVID-19 pandemic, such as Restaurants, improved significantly.

Second quarter Net revenue grew by 11% from the first quarter of 2021 and by 52% from the second quarter of 2020 as we transitioned from recovery to growth. With Local sales headcount remaining approximately 50% below pre-COVID levels, **much of this strong revenue performance flowed through to the bottom line:** Net loss increased by $10 million from the first quarter to a positive Net income of $4 million, while Adjusted EBITDA increased by $20 million from the first quarter to reach a record $64 million, representing a 25% Adjusted EBITDA margin.

As many Multi-location advertisers returned to spend, Paying Advertising Locations reached 528,000, an increase of 25,000 from the first quarter of 2021 and 150,000 from the second quarter of 2020. Within our key categories, Paying Advertising Locations for Services businesses increased by 10,000 from the first quarter and average revenue per location reached a record high. As a result, **Advertising revenue from Services businesses in the second quarter was not only up 39% year over year, but was also 23% higher than in the second quarter of 2019.**

Net revenue grew by 52% year over year


+52%
$169M
$221M
$233M
$232M
$257M
2Q20
3Q20
4Q20
1Q21
2Q21

Paying Advertising Locations increased by 150,000 year over year


+150k
2Q20
3Q20
4Q20
1Q21
2Q21

Services Advertising revenue reached a record high in the second quarter


+23%
+39%
$124M
$110M
$153M
2Q19
2Q20
2Q21

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27
Yelp Q2 2021

At the same time, Paying Advertising Locations for Restaurants, Retail & Other businesses rebounded as COVID-19-related restrictions eased throughout the second quarter, increasing by 15,000 from the first quarter and by 69% year over year. **Advertising revenue from businesses in these categories followed suit, improving by 14% from the first quarter and 76% year over year** despite ongoing capacity constraints from both staffing shortages and residual public health restrictions.

Consumers' rapid return to restaurants in the second quarter drove a record number of diners seated via Yelp, which was up 70% from the first quarter and 45% from the second quarter of 2019. While public health restrictions remained in place for the majority of the second quarter in several of our historically strongest metros — keeping diners seated via Yelp in these areas slightly below pre-COVID levels — **we saw significant growth in new breakout metros.** For example, the number of diners seated via Yelp in Las Vegas in the second quarter was seven times higher than in the second quarter of 2019.

Restaurants, Retail & Other Advertising Revenue


+76%
$53M
$78M
$84M
$81M
$92M
2Q20
3Q20
4Q20
1Q21
2Q21

Consumers flocked back to restaurants in the second quarter

Diners Seated via Yelp


+45%
2Q19
3Q19
4Q19
1Q20
2Q20
3Q20
4Q20
1Q21
2Q21

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Yelp Q2 2021

Initiatives to drive sustainable growth

As the U.S. economy reopened, we continued to make progress on our strategic initiatives designed to drive long-term sustainable growth.

Grow Services revenue through improved monetization

Our Product and Engineering teams continued to elevate the Yelp experience in our Services categories in the second quarter, driving consumer demand and Advertising revenue. Consumer demand for Services businesses was robust throughout the second quarter, with page views and searches in Services categories above both 2020 and 2019 levels in June. Within our Services categories, **Home Services continued its strong performance, with Advertising revenue from these businesses up by more than 35% year over year and nearly 45% from the second quarter of 2019.** Categories that were more impacted by the COVID-19 pandemic, such as Event Services, demonstrated even stronger year-over-year growth rates in the second quarter.

As both a popular consumer tool and a powerful monetization lever, our Request-A-Quote product is a key element of our monetization initiative. Consumer requests in the second quarter grew nearly 30% from the first quarter and more than 50% year over year. We also continued to make progress on the large strategic opportunity of increased monetization. **In fact, we grew the percentage of monetized leads of all kinds in our Services categories — phone calls, URL clicks and requests — to approximately 25%.** Looking ahead, we plan to keep fine tuning the Request-A-Quote experience for consumers and businesses by further improving lead quality and response rates.

Consumer requests grew by more than 50% year over year

Request-A-Quote Request Growth, y/y


-15%
15%
25%
30%
50%
2Q20
3Q20
4Q20
1Q21
2Q21

We grew the percentage of monetized leads

Leads on Yelp, % of Total


Services Leads* on Yelp
~25%
Monetized
2Q19
2Q20
2Q21

*Includes requests, calls, and URL clicks

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27
Yelp Q2 2021

Accelerate growth through our Self-serve and Multi-location channels

Our more efficient go-to-market strategy continued to deliver results in the second quarter. Our smaller and generally more tenured Local sales force maintained productivity consistent with the first quarter. Investments in product and marketing continued to drive strong performance in our Self-serve channel. We further improved the purchase flow and added new features to the business owner platform to provide advertisers with more control over their ad campaigns as well as helpful tips to optimize ad performance, such as guides for ad text. **These improvements contributed to another quarter of strong retention and year-over-year revenue growth acceleration in the Self-serve channel, which increased by nearly 100% from the prior-year period and by nearly 70% from the second quarter of 2019.**

Multi-location advertisers came back in strength in the second quarter as local economies reopened, driving an increase in Paying Advertising Locations, particularly in our Restaurants, Retail & Other categories. As a result, **revenue from our Multi-location channel — which represented approximately 27% of Advertising revenue in the second quarter — increased by more than 20% from the first quarter and nearly 90% year over year.**

Product innovation driving Self-serve performance


Self-serve Revenue
~70%
~100%
2Q19
2Q20
2Q21

Multi-location revenue increased by nearly 90% y/y


Multi-location Revenue
~90%
2Q20
2Q21

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Yelp Q2 2021

8 27 Ye lp Q 2 20 21 We believe that Multi-location advertising budgets represent a significant growth opportunity and the channel has been a focus of our strategic investments throughout the COVID-19 pandemic. To meet the needs of these advertisers — which are often different from those of our traditional small and medium-sized business customers — we have been expanding our suite of products and attribution capabilities to provide an omnichannel advertising solution across each stage of the consumer funnel, both on and off platform. Our latest advertising innovations have made Yelp even more attractive to brands looking to drive awareness. For example, Spotlight Ads, which we began piloting in 2020, enable National advertisers to drive mass awareness of offers and promotions around holidays and well-known events. The ads are featured as part of a carousel directly on the Yelp app home screen.

9 27 Ye lp Q 2 20 21 In addition, we recently launched Yelp Audiences, which enables National and Midmarket advertisers to connect with our high-purchase intent audience off of Yelp in near real time based on their search history and actions on Yelp. Yelp Audiences allows for major off-platform brand awareness campaigns through display ads and connected TV, which we believe will expand our total addressable market to include National advertisers without physical locations, such as direct-to-consumer, credit card companies, beverage businesses and consumer packaged goods companies. While still early, Yelp Audiences has grown rapidly from our pilots in the second half of 2020 to reach an annual run rate of more than $15 million in the second quarter. “We knew that partnering with Yelp Audiences would be a natural fit, not only because they have the ability to reach a very specific audience, but also because their mission matched our goal to reach consumers who are already looking to spend with and support local businesses." - Priyanka Rathore, Brand Communication Manager at KitchenAid Moving down the funnel, our profile products, such as Business Highlights, and our newer Showcase Ads product, which enables limited time offers and seasonal promotions, are useful tools for advertisers to connect with consumers who are already familiar with their brands in the consideration phase. As the consumer then looks to make a purchase decision on Yelp, Yelp’s Search Ads help drive conversion in the form of store visits, seated diners or food orders. To expand our food ordering capabilities, we worked with Grubhub and other partners to support new locations for delivery and takeout orders, resulting in approximately 60,000 more ordering- enabled locations at the end of the second quarter compared to the same period last year. In addition, we began piloting a partnership that allows consumers to place takeout orders directly from the business listing pages of multi-location restaurants on Yelp. To drive off-platform conversion, Yelp Audiences customers can also run direct-response ad campaigns. Yelp Audiences allows for major off- platform brand awareness campaigns Search Ads help Multi-location advertisers drive conversion "

Yelp Connect drives existing customer engagement for advertisers 10 27 Ye lp Q 2 20 21 Attribution plays an important role in demonstrating the effectiveness of our solutions in both the consideration and conversion phases. Our rich first-party dataset of consumer searches and other actions on Yelp has allowed us to offer our own on-platform attribution solution, Yelp Store Visits, which we recently upgraded to make available to more businesses. Additionally, pixel tracking enables us to measure ad impressions and conversion both on and off Yelp. For advertisers that prefer to measure the effectiveness of their ad campaigns through a third party, we have established partnerships that enable us to measure brand lift, store visits and phone calls. Finally, our Connect product is an effective solution for advertisers to engage their existing customers by posting relevant business updates, such as new menu items or happy hour specials. In fact, we have found that pairing Connect with cost-per-click (“CPC”) ads can lower an advertiser’s cost per store visit, which delivers more value to the advertiser. While our Product and Engineering teams have made great strides expanding our Multi-location product portfolio and attribution capabilities over the past few years, we still see tremendous opportunity in this area and plan to continue investing in both product development as well as our Multi-location sales team to win new customers and more of our existing customers’ budgets.

Deliver more value to advertisers

Building a more efficient ad system that delivers greater value to advertisers in the form of more high-intent clicks at a lower average cost has been a key area of focus and product investment for us in recent years. Our machine-learning models and bidding algorithms are constantly improving ad relevance to better match advertisers with users at the right time. These investments have led to lower Average CPCs and improvements in retention rates in turn, which has positively impacted both the top and bottom lines.

We were pleased to see these investments pay off in the second quarter as Average CPC declined by 20% and Ad clicks increased by 87% compared to the prior-year period. To further capitalize on this high-margin area of investment, we have a multi-year portfolio of initiatives to improve our ad system and ads merchandising, which we believe have the potential to yield significant returns.

Percentage Change in Ad Clicks and Average CPC



Ad Clicks
3%
-51%
-25%
-22%
-8%
87%
1Q20
2Q20
3Q20
4Q20
1Q21
2Q21



Average CPC
3%
35%
5%
4%
-3%
-20%
1Q20
2Q20
3Q20
4Q20
1Q21
2Q21

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27
Yelp Q2 2021

12 27 Ye lp Q 2 20 21 Investing for growth With our transformed business model, we believe that we can drive sustainable revenue growth and significant margin expansion over the long term through strategic investments and by operating on a distributed basis. Our growth strategy is designed to drive long-term profitability Our strong second quarter results demonstrate that our strategic initiatives have structurally improved our business. Our go-to-market mix shift has made our business more efficient and allowed us to maintain a Local sales force approximately 50% smaller than prior to the COVID-19 pandemic. Ongoing product improvements have delivered more value to advertisers, driving increased retention rates. These benefits, together with somewhat slower-than-planned Sales hiring, resulted in a 25% Adjusted EBITDA margin in the second quarter even as we continued investing in our initiatives. We will continue to prioritize investments that support our strategy and drive sustainable growth over the long term. These include investments in product development, marketing and our Multi-location sales teams. In the third quarter, we plan to increase hiring in these key areas as well as catch up on hiring within our Sales organization to capitalize on the significant opportunities ahead. We achieved a 25% Adjusted EBITDA margin while investing in our initiatives 2Q19 2Q21 +3ppt Adjusted EBITDA Margin 22% 25%

13 27 Ye lp Q 2 20 21 Improved efficiency by operating on a distributed basis Earlier this year, we announced our plans to permanently operate on a distributed basis with many employees remaining primarily remote, a strategy that we believe is best for Yelp’s long-term interests based on employee feedback and productivity. We believe doing so will not only enable us to more effectively attract and retain talent but also reduce our real estate footprint. Attracting top product and engineering talent is critical to our ability to execute on our strategic initiatives and since moving to a full-time distributed workforce, we’ve had great success hiring for these roles in Canada and the United Kingdom. We now meet talented people beyond our core office locations, allowing us to build our teams faster and stronger. In a similar vein, we expect to attract and retain a more diverse workforce by expanding the geographies where we recruit. As our team becomes more geographically diverse, particularly in areas where compensation mix expectations are different than in the San Francisco Bay Area, we also anticipate being able to reduce the percentage of our compensation packages represented by stock-based compensation over time. Additionally, with a more flexible operating posture, we won’t require the same amount of office space that we did prior to the beginning of the COVID-19 pandemic. By the end of the second quarter, we had entered into sublease agreements for portions of our office space in San Francisco and New York and reduced our office space in Phoenix. As a result of the subleases, we incurred impairment charges in the quarter of $11 million in aggregate. However, we expect these reductions will result in annual expense savings of approximately $10 million to $12 million, which would translate into an annual benefit of approximately $9.5 million to $11.5 million to Adjusted EBITDA. We are also exploring opportunities to further reduce our office space in the future and drive additional leverage, including negotiating additional subleases, which may result in additional lease impairment charges as early as the third quarter.

Prudent capital allocation

Returning excess capital to shareholders in the form of share repurchases is an important part of our overall capital allocation strategy. **Since we resumed share repurchases in the fourth quarter of 2020, we have repurchased $174 million worth of shares** at an average price of $36.70, including $75 million of repurchases in the three months following our first quarter earnings call. We plan to continue repurchasing shares subject to market and economic conditions. To support these ongoing repurchase plans, in August 2021 **our Board of Directors authorized us to repurchase an additional $250 million worth of shares, bringing our total remaining authorization to $345 million.**

Committed to returning capital to shareholders


$200M
$250M
$250M
$250M
$250M
$1.2B
Jul'17
Nov'18
Feb'19
Jan'20
Aug'21
Total repurchase authorization
Authorization Date
Repurchased as of August 5, 2021
Remaining Authorization

In summary,

Our second quarter results again demonstrated how our strategic initiatives have transformed our business: **Advertising revenue from our Services categories and Self-serve channel, as well as our NTC retention rate, all reached record highs.** At the same time, we believe Advertising revenue from our Restaurants, Retail & Other categories — though significantly improved from the first quarter — has substantial headroom for further recovery. Yelp is structurally more efficient now than when we embarked on our strategic plan in 2019. With the significant opportunities we see ahead, **we expect that the continued execution of our long-term strategy will enable us to drive profitable growth and shareholder value over the long term.**

Sincerely,

Jeremy Stoppelman

David Schwarzbach

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Yelp Q2 2021

Second Quarter 2021
Financial Review

Revenue

Net revenue was $257 million in the second quarter of 2021, a 52% increase from the second quarter of 2020 and an 11% increase from the first quarter of 2021. Net revenue was $7 million above the high end of our second quarter business outlook.



Net revenue
+52%
$169M
$257M
2Q20
2Q21

Advertising revenue was $245 million in the second quarter of 2021, up 51% from the second quarter of 2020. Revenue from businesses in our Services categories, particularly Home Services businesses, increased primarily due to an improved NTC retention rate, an increase in Paying Advertising Locations, and higher customer spend. Revenue from businesses in our Restaurants, Retail & Other categories increased due to growth in the number of Paying Advertising Locations for these businesses. This increase reflected our reduction of relief incentives for Restaurants, Retail & Other businesses as COVID-19-related operating restrictions eased in the second quarter and businesses in these categories were able to operate at a greater capacity.

Transactions revenue was $4 million in the second quarter of 2021, down 11% from the second quarter of 2020, due to a lower volume of food take-out and delivery orders as many restaurants resumed or increased the capacity of their dine-in operations during the quarter.

Other revenue was $9 million in the second quarter of 2021, up 208% from the second quarter of 2020, primarily reflecting a reduction in the relief incentives that we provided to our customers most impacted by the COVID-19 pandemic, mainly in the form of waived fees. This increase also reflects higher revenue from our Yelp Fusion program, which we introduced in May 2020.

	Three Months Ended June 30,		Six Months Ended June 30	
	2021	2020	2021	2020
Net revenue by product				
Advertising revenue by category:				
Services	$ 152,522	$ 109,583	$ 293,209	$ 242,665
Restaurants, Retail & Other	92,439	52,650	173,739	159,661
Advertising	244,961	162,233	466,948	402,326
Transactions	3,525	3,968	7,329	6,607
Other	8,702	2,829	15,007	9,998
Total net revenue	**$ 257,188**	**$ 169,030**	**$ 489,284**	**$ 418,931**

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Yelp Q2 2021

16 27 Ye lp Q 2 20 21 Operating expenses, Net income (loss) & Adjusted EBITDA Cost of revenue (exclusive of depreciation and amortization) was $18 million in the second quarter of 2021, up 52% from the second quarter of 2020. The increase was driven by higher website infrastructure expenses resulting from increased traffic, higher advertising fulfillment costs driven by expanded efforts to syndicate advertising budgets on third-party sites, and higher merchant credit card processing fees associated with increased Advertising revenue. Sales and marketing expenses were $114 million in the second quarter of 2021, up 18% from the second quarter of 2020. The increase was driven by higher marketing and advertising costs, reflecting our investment in targeted business owner acquisition and regional consumer campaigns, as well as an increase in employee costs as a result of higher sales headcount compared with the prior-year quarter. The increase in sales headcount was due to the impact of the restructuring plan we announced on April 9, 2020 ("Restructuring Plan") on sales headcount in the year-ago period, as well as increased hiring efforts in the second half of 2020. These increases were partially offset by a decrease in workplace operating costs due to reductions in our amount of leased office space, which began in the first quarter of 2021. Product development expenses were $69 million in the second quarter of 2021, up 27% from the second quarter of 2020. The increase was driven by an increase in employee costs primarily as a result of employees who had been placed on reduced-hour work weeks in the second quarter of 2020 under the Restructuring Plan being returned to full time in the third quarter of 2020. The increase in employee costs also reflected higher stock-based compensation expenses. S&M % of Revenue 2Q20 44% 2Q21 57% COR % of Revenue 2Q21 7% 7% 2Q21 PD % of Revenue 2Q20 32% 2Q21 27%

17 27 Ye lp Q 2 20 21 General and administrative expenses were $45 million in the second quarter of 2021, up 71% from the second quarter of 2020. The increase was driven by an impairment charge related to the right-of-use assets and leasehold improvements for office space that was subleased during the second quarter of 2021, as well as an increase in stock-based compensation expense. The increase in stock-based compensation expense was primarily the result of our determination that the performance conditions for certain performance- based restricted stock units had either been met or were expected to be met. Total costs and expenses were $258 million in the second quarter of 2021, up 26% from $204 million in the second quarter of 2020, and up 7% from $241 million in the first quarter of 2021, reflecting our continued investment in our long-term growth initiatives. Income tax benefit was $5 million in the second quarter of 2021, compared to $11 million in the second quarter of 2020. The decrease in the benefit from income taxes in the second quarter of 2021 was primarily due to a decrease in pre-tax losses as well as an increased benefit in 2020 from net operating loss carryback provisions adopted under the Coronavirus Aid, Relief and Economic Security Act, which did not recur in 2021. Net income was $4 million in the second quarter of 2021 compared to Net loss of ($24) million in the second quarter of 2020 and Net loss of ($6) million in the first quarter of 2021. Diluted income per share was $0.05 in the second quarter of 2021, an improvement from a ($0.33) Net loss per share in the second quarter of 2020, reflecting the increase in Net income. The increase in Net income was partially offset by a 9% increase in the number of weighted-average diluted shares outstanding resulting from the inclusion of dilutive stock-based instruments in the outstanding share calculation in the second quarter of 2021. Net income (loss) 2Q212Q20 +118% -$24M $4M G&A % of Revenue 2Q20 16% 2Q21 18%

18 27 Ye lp Q 2 20 21 Adjusted EBITDA was $64 million in the second quarter of 2021, a 473% increase from $11 million in the second quarter of 2020 and a 46% increase from $44 million in the first quarter of 2021. Adjusted EBITDA margin increased to 25% in the second quarter of 2021 from 7% in the second quarter of 2020, and increased 6 percentage points from the first quarter of 2021. Adjusted EBITDA was $19 million above the high end of our business outlook for the second quarter. Balance sheet and cash flow At the end of June 2021, we held $558 million in Cash and cash equivalents on our condensed consolidated balance sheet, with no debt. M ar gi n 2Q20 2Q21 Adjusted EBITDA +473% $64M $11M 25%7%

19 27 Ye lp Q 2 20 21 Business Outlook Our consistent execution of our strategic plan enabled us to deliver Net revenue that surpassed pre-COVID levels in the second quarter, despite ongoing constraints in several of our key categories. While the pace of recovery in our Restaurants, Retail & Other categories remains subject to the evolution of the COVID-19 pandemic and related public health restrictions, we expect our initiatives will continue to drive momentum in the third quarter. As such, we anticipate Net revenue will be in the range of $255 million to $265 million. In addition, our strong second quarter results have raised our growth expectations for the year: we now anticipate full year Net revenue will be between $1.01 billion and $1.03 billion. We also achieved positive Net income of $4 million and record Adjusted EBITDA in the second quarter of $64 million, representing a 25% Adjusted EBITDA margin. While we believe that our strategy has structurally transformed our business, we continue to see significant investment opportunities to sustain our future growth. As such, in addition to catching up on Sales hiring, we plan to increase our investments in the third quarter. We expect Adjusted EBITDA to be between $45 million and $55 million for the third quarter. Additionally, we now anticipate Adjusted EBITDA for the full year to fall in the range of $200 million to $220 million. *Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below. Net Revenue Outlook 2020 $873M $1.010B-$1.03B 2021E Adjusted EBITDA Outlook 2020 $140M $200M-$220M 2021E Net revenue $255M-$265M $1.01B-$1.03B Adjusted EBITDA* $45M-$55M $200M-$220M Stock-based compensation expense as a % of Net revenue ~15% ~15% Depreciation and amortization as a % of Net revenue ~5% ~5% Third Quarter 2021 Full Year 2021

20 27 Ye lp Q 2 20 21 Quarterly Earnings Webcast Yelp will host a live webcast today at 2:00 p.m. PDT to discuss the second quarter 2021 financial results and outlook for the third quarter and full year of 2021. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website. About Yelp Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.

21 27 Ye lp Q 2 20 21 June 30, 2021 December 31, 2020 Assets Current assets: Cash and cash equivalents $ 558,227 $ 595,875 Accounts receivable, net 101,542 88,400 Prepaid expenses and other current assets 29,413 28,450 Total current assets 689,182 712,725 Property, equipment and software, net 92,627 101,718 Operating lease right-of-use assets 143,617 168,209 Goodwill 107,630 109,261 Intangibles, net 12,095 13,521 Restricted cash 1,027 665 Other non-current assets 59,066 48,848 Total assets $ 1,105,244 $ 1,154,947 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable and accrued liabilities $ 106,190 $ 87,760 Operating lease liabilities - current 47,858 51,161 Deferred revenue 5,175 4,109 Total current liabilities 159,223 143,030 Operating lease liabilities - long-term 134,448 148,935 Other long-term liabilities 8,109 8,448 Total liabilities 301,780 300,413 Stockholders’ equity: Common stock – – Additional paid-in capital 1,464,490 1,398,248 Treasury stock (4,250) (2,964) Accumulated other comprehensive loss (8,378) (6,807) Accumulated deficit (648,398) (533,943) Total stockholders' equity 803,464 854,534 Total liabilities and stockholders' equity $ 1,105,244 $ 1,154,947 Condensed Consolidated Balance Sheets (In thousands; unaudited)

Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2021	2020	2021	2020
Net revenue	$ 257,188	$ 169,030	$ 489,284	$ 418,931
Costs and expenses:				
Cost of revenue[1]	17,993	11,825	32,867	28,672
Sales and marketing[1]	113,641	96,289	226,550	233,586
Product development[1]	68,695	53,969	136,687	121,082
General and administrative[1]	45,095	26,402	76,956	69,938
Depreciation and amortization	12,833	12,582	25,916	24,940
Restructuring	12	3,312	32	3,312
Total costs and expenses	258,269	204,379	499,008	481,530
Loss from operations	(1,081)	(35,349)	(9,724)	(62,599)
Other income, net	542	495	1,247	2,878
Loss before income taxes	(539)	(34,854)	(8,477)	(59,721)
Benefit from income taxes	(4,751)	(10,864)	(6,893)	(20,228)
Net income (loss) attributable to common stockholders	**$ 4,212**	**$ (23,990)**	**$ (1,584)**	**$ (39,493)**
Net income (loss) per share attributable to common stockholders:				
Basic	**$ 0.06**	**$ (0.33)**	**$ (0.02)**	**$ (0.55)**
Diluted	**$ 0.05**	**$ (0.33)**	**$ (0.02)**	**$ (0.55)**
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:				
Basic	**74,807**	**72,413**	**75,025**	**71,980**
Diluted	**78,983**	**72,413**	**75,025**	**71,980**

[1]Includes stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2021	2020	2021	2020
Cost of revenue	$ 1,094	$ 943	$ 2,202	$ 1,986
Sales and marketing	8,441	7,302	16,838	14,998
Product development	20,674	16,827	41,427	34,582
General and administrative	10,650	5,513	19,637	10,769
Total stock-based compensation	**$ 40,859**	**$ 30,585**	**$ 80,104**	**$ 62,335**

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Yelp Q2 2021

23 27 Ye lp Q 2 20 21 Six Months Ended June 30, 2021 2020 Operating activities Net loss $ (1,584) $ (39,493) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 25,916  24,940 Provision for doubtful accounts 7,240  21,897 Stock-based compensation 80,104  62,335 Noncash lease cost 20,712  20,984 Deferred income taxes (7,755) (14,263) Asset impairment 11,164 – Other adjustments, net 386 876 Changes in operating assets and liabilities: Accounts receivable (20,382) 12,910 Prepaid expenses and other assets 88 604 Operating lease liabilities (22,489) (22,520) Accounts payable, accrued liabilities and other liabilities 15,707 (11,021) Net cash provided by operating activities 109,107 57,249 Investing activities Sales and maturities of marketable securities - available-for-sale – 290,395 Purchases of marketable securities - held-to-maturity – (87,438) Maturities of marketable securities - held-to-maturity – 93,200 Purchases of property, equipment and software (13,286) (17,004) Other investing activities 90 328 Net cash (used in) provided by investing activites (13,196) 279,481 Financing activities Proceeds from issuance of common stock for employee stock-based plans 15,587 10,808 Taxes paid related to the net share settlement of equity awards (34,824) (12,557) Repurchases of common stock (114,157) – Other financing activities – (356) Net cash used in financing activities (133,394) (2,105) Effect of exchange rate changes on cash, cash equivalents and restricted cash 197 (340) Change in cash, cash equivalents and restricted cash (37,286) 334,285 Cash, cash equivalents and restricted cash - Beginning of period 596,540 192,318 Cash, cash equivalents and restricted cash - End of period $ 559,254 $ 526,603 Condensed Consolidated Statements of Cash Flows (In thousands; unaudited)

24 27 Ye lp Q 2 20 21 Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except percentages; unaudited) Three Months Ended June 30, 2021 March 31, 2021 June 30, 2020 June 30, 2019 Reconciliation of Net Income (Loss) to Adjusted EBITDA: Net income (loss) $ 4,212  $ (5,796) $ (23,990) $ 12,303  (Benefit from) provision for income taxes (4,751) (2,142) (10,864) 3,785  Other income, net (542) (705) (495) (3,891) Depreciation and amortization 12,833 13,083  12,582  12,240  Stock-based compensation 40,859 39,245  30,585  30,452  Restructuring 12  20  3,312  – Asset impairment* 11,164 – – – Adjusted EBITDA $ 63,787 $ 43,705 $ 11,130  $ 54,889  Net revenue $ 257,188  $ 232,096  $ 169,030  $ 246,955 Net income (loss) margin 2% (2)% (14)% 5% Adjusted EBITDA margin 25% 19% 7% 22% * Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations

Key Financial and Operational Metrics (In thousands, except for percentages; unaudited)

	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21
Advertising Revenue by Category												
Services[1]	$118,039	$117,935	$116,290	$124,098	$134,840	$137,501	$133,082	$109,583	$133,467	$138,887	$140,687	$152,522
Restaurants, Retail & Other[2]	$114,463	$116,839	$110,743	$113,744	$118,258	$121,451	$107,011	$52,650	$77,700	$83,735	$81,300	$92,439
Total Advertising Revenue	$232,502	$234,774	$227,033	$237,842	$253,098	$258,952	$240,093	$162,233	$211,167	$222,622	$221,987	$244,961
Paying Advertising Locations by Category[3]												
Services[1]	230	231	233	224	231	235	232	204	218	224	224	234
Restaurants, Retail & Other[2]	294	309	296	325	332	330	330	174	289	296	279	294
Total Paying Advertising Locations	524	540	529	549	563	565	562	378	507	520	503	528
Year-over-Year Percentage Change in Ad Clicks & Average CPC												
Ad Clicks[4]	13%	9%	20%	42%	42%	33%	3%	-51%	-25%	-22%	-8%	87%
Average CPC[5]	9%	7%	-9%	-25%	-22%	-16%	3%	35%	5%	4%	-3%	-20%

[1] Includes Home, Local, Auto, Professional, Pets, Real Estate, Financial and Event Services categories

[2] Includes Restaurants, Shopping, Beauty & Fitness, Health and Other categories

[3] On a monthly average basis

[4] Ad clicks represent user interactions with our pay-for-performance advertising products, including clicks on advertisements on our website and mobile app, clicks on syndicated advertisements on third-party platforms, and Request-A-Quote submissions. Ad clicks do not include user interactions with ads sold through our advertising partnerships.

[5] We define Average CPC as revenue from our performance-based ad products — excluding revenue from our advertising partnerships as well as certain revenue adjustments that do not impact the outcome of an auction for an individual ad click, such as refunds — divided by the total number of ad clicks for a given period.

More information about the Company, including the Company's Key Operational and Finanical Metrics definitions can be found in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov.

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Yelp Q2 2021

26 27 Ye lp Q 2 20 21 Non-GAAP Financial Measures This letter and statements made during the above referenced webcast may include information relating to Adjusted EBITDA and Adjusted EBITDA margin, each of which is a "non-GAAP financial measure." We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs and impairment charges. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are: > although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements; > Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs; > Adjusted EBITDA does not reflect the impact of the record- ing or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp; > Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation; > Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs and impairment charges; and > other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, net income (loss) and Yelp’s other GAAP results. Forward-Looking Statements This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future per- formance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assump- tions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding: > Yelp’s expected financial results for the third quarter and full year 2021; > Yelp’s plans to continue fine tuning Request-A-Quote by further improving lead quality and response rates; > Yelp’s belief that increasing Multi-location advertising budgets, including through expansions of its Multi-location product portfolio and attribution capabilities, represents a significant growth opportunity and its plans to continue investing in product development and its Multi-location sales team to capture this opportunity; > Yelp’s expectation that its Yelp Audiences product will expand its total addressable market to include National advertisers without physical locations; > Yelp’s portfolio of initiatives to improve its ad system and ads merchandising, and its beliefs regarding the future returns of such initiatives; > Yelp’s ability to drive sustainable revenue growth and significant margin expansion over the long term through strategic investments and by operating on a distributed basis; > Yelp’s plans to prioritize investments that support its strategy and drive sustainable growth over the long term, including investments in product development, marketing and its Multi-location sales teams; > Yelp's plans to increase hiring in product development, marketing and its Multi-location sales team as well as catch up on hiring within its sales organization and increase its investments in the third quarter of 2021;

27 27 Ye lp Q 2 20 21 > Yelp’s belief that operating on a distributed basis with many employees working primarily remotely is in its long- term best interests; > Yelp’s expectation that operating on a distributed basis will allow it to reduce its real estate footprint as well as more effectively attract and retain a talented and diverse workforce, and the impact of such changes on stock-based compensation; > Yelp’s expectations regarding the expense savings and benefit to Adjusted EBITDA from its office space reductions; > Yelp’s plans to continue exploring opportunities to further reduce its office space and its expectation that it may incur additional impairment charges related to subleases as early as the third quarter of 2021; > Yelp’s plans to continue repurchases under its stock repur- chase program; > Yelp’s belief that Ad revenue from its Restaurants, Retail & Other category has substantial additional headroom for recovery; > Yelp’s expectation that the continued execution of its long- term strategy will enable it to drive profitable growth and shareholder value over the long-term; and > Yelp’s expectation that its initiatives will continue to drive momentum in the third quarter of 2021, despite the uncer- tain pace of recovery in its Restaurants, Retail & Other categories. Yelp’s actual results could differ materially from those pre- dicted or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: > fluctuations in the number of COVID-19 cases, the pace at which vaccinations are administered in the United States, the timeframe for the lifting of COVID-19-related shelter- in-place orders, and the pace of the economic recovery in local economies and the United States generally; > the impact of fears or actual outbreaks of disease, including COVID-19 and its emerging variants, and any resulting changes in consumer behavior, economic conditions or governmental actions; > maintaining and expanding Yelp’s base of advertisers, particularly as many businesses continue to face operating restrictions in connection with the COVID-19 pandemic and other constraints; > Yelp’s ability to continue to effectively operate with a primarily remote work force and attract and retain key talent; > Yelp’s limited operating history in an evolving industry; > Yelp’s ability to generate and maintain sufficient high- quality content from its users; > potential strategic opportunities and Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as to monetize the acquired products, solutions or technologies; > Yelp’s reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic; > maintaining a strong brand and managing negative publicity that may arise; and > Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Manage- ment’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http://www. yelp-ir.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements.